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                                                 EXHIBIT 3(b)


 DEALERS AGREEMENT

     AGREEMENT dated __________, by and between Directed
Services, Inc. ("Distributor"), a New York corporation and
__________ ("Broker/Dealer"), a __________
(corporation)(partnership).

                           WITNESSETH

     In consideration of the mutual promises contained herein, the parties hereto agree as follows:

A.   DEFINITIONS

1. Account - The Western Capital Specialty Managers Separate Account B ("Account") established and maintained by Golden American Life Insurance Company, ("Golden American"), a Minnesota corporation, pursuant to the laws of Minnesota, as applicable, to fund the benefits under annuity contracts offered through the Account.

2.   Annuity Contracts - Deferred Variable Annuity and Variable
     Annuity Certain contract which may be issued by Golden
     American and for which Distributor has been appointed principal under writer pursuant to a Distribution Agreement, a copy of which has been furnished to Broker/Dealer.

3.   Prospectus - The Prospectus relating to the Annuity
     Contracts and the Account, including financial statements and all exhibits.

4.   1933 Act - The Securities Act of 1933, as amended.

5.   1934 Act - The Securities Exchange Act of 1934, as amended.

6.   SEC - The Securities and Exchange Commission.

B.   AGREEMENTS OF DISTRIBUTOR

1. Pursuant to the authority delegated to it by Golden American, Distributor hereby authorizes Broker/Dealer during the term of this Agreement to solicit application for the Annuity Contracts from eligible persons provided that Broker/Dealer has been notified by Distributor that the Annuity Contracts are qualified for sale under all applicable securities and insurance laws. In connection with the solicitation of applications for Annuity Contracts, Broker/Dealer is hereby authorized to offer riders that are available with Annuity Contracts in accordance with instructions furnished by Distributor or Golden American.

2. Distributor, during the term of this Agreement, will notify Broker/Dealer of the issuance by the SEC of any stop order with respect to the offering of Annuity Contracts and of any other action or circumstance that may prevent the lawful sale of Annuity Contracts in any state or jurisdiction.

3.   During the term of this Agreement, Distributor shall advise
     Broker/Dealer of any amendment to the Prospectus or any amendment or supplement thereto.

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C.   AGREEMENTS OF BROKER/DEALER

1. It is understood and agreed that Broker/Dealer is a registered Broker/Dealer under the 1934 Act and a member of the National Association of Securities Dealers, Inc. and that the agents or representatives of Broker/Dealer who will be soliciting applications for Annuity Contracts also will be duly registered representatives of Broker/Dealer.

2. Commencing at such times as Distributor and Broker/Dealer shall agree upon, Broker/Dealer agrees to use its best efforts to find purchasers for the Annuity Contracts acceptable to Golden American. In meeting its obligation to use its best efforts to solicit applications for the Annuity Contracts, Broker/Dealer shall, during the terms of this Agreement, engage in the following activities:

     a. Continuously utilize only such training, sales and other materials as have been approved by Golden
          American;

     b. Establish and implement reasonable procedures for periodic inspections and supervision of sales practices of its agents or representatives and submit periodic reports to Distributor as may be requested on the results of such inspections and the compliance with such procedures.

     c. Broker/Dealer shall take reasonable steps to ensure that the various representatives appointed by Broker/Dealer shall not make recommendations to an applicant to purchase an Annuity Contract in the absence of reasonable grounds to believe that the purchase of an Annuity Contract is suitable for such applicant. While not limited to the following, a determination of suitability shall be based on information furnished to Golden American after reasonable inquiry concerning the applicant's insurance and investment objectives and financial situation and needs.

3. All payments for an Annuity Contract collected by agents or representatives of Broker/Dealer shall be held at all times ina fiduciary capacity and shall be remitted promptly in full together with such applications, forms and other required documentation to an office of Golden American designated by Distributor. Checks or money orders in payment of premiums shall be drawn to the order of Golden American. Broker/Dealer acknowledges that Golden American retains the ultimate right to control the sale of Annuity Contracts and that the Distributor or Golden American shall have the unconditional right to reject, in whole or in part, any application for an Annuity Contract. In the event Golden American or Distributor rejects an application, Golden American immediately will return all payments directly to the purchasers and Broker/Dealer will be notified of such action.

4. Broker/Dealer shall act as an independent contractor, and nothing herein contained shall constitute Broker/Dealer, its agents or representatives, or any employees thereof as employees of Golden American or Distributor in connection with the solicitation of applications for Annuity Contracts. Broker/Dealer, its agents or representative, and its employees shall not hold themselves out to be employees of Golden American or Distributor in this connection or in any dealings with respect to Annuity Contracts.

5. Broker/Dealer agrees that it will not develop, or use any sales, training, explanatory or other materials in connection with the solicitation of applications for Annuity
     Contracts hereunder without the prior written consent of Distributor of Golden American.

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6.   Solicitation and other activities by Broker/Dealer shall be undertaken only in accordance with the applicable laws and regulations. No agent or representative of Broker/Dealer shall solicit applications for Annuity Contracts until duly licensed and appointed by Golden American as an annuity and variable contract Broker/Dealer or agent of Golden American in the appropriate states or other jurisdictions. Broker/Dealer shall ensure that such agents or representative fulfill any training requirements necessary to be licensed. Broker/Dealer understands and acknowledges that neither it nor its agents or representative is authorized by Distributor or Golden American to give any information or make representation in connection with this Agreement or the offering of an Annuity Contract other than those contained in the Prospectus or other solicitation material authorized in writing by Distributor or Golden American.

7. Broker/Dealer shall not have authority on behalf of Distributor or Golden American to make, alter or discharge any form with respect to an Annuity Contract; waive any forfeiture, extend the time of paying any premium; or receive any monies or premiums due to Golden American, except as set forth in Section C.3. of this Agreement.

8. Broker/Dealer shall have the responsibility for maintaining all records of pertaining to its representatives, who are licensed, registered and otherwise qualified to sell Annuity Contracts. Broker/Dealer shall maintain such other records as are required of it by applicable laws and regulations. The books, accounts and records of Broker/Dealer relating to the sale of Annuity Contracts shall be maintained so as to clearly and accurately disclose the nature and details of the transactions. All records maintained by Broker/Dealer in connection with this Agreement shall, upon request, become the property of Golden American and shall, in any event, be delivered to Golden American upon termination of this Agreement, free from any claims or retention of rights by Broker/Dealer. Nothing in this Section C.8. shall be interpreted to prevent Broker/Dealer from retaining copies of any such records which Broker/Dealer in its discretion, deems necessary or desirable to keep. The Broker/Dealer shall keep confidential all information obtained pursuant to this Agreement and may disclose such information only if Golden American has authorized such disclosure, or its disclosure is expressly required by applicant, federal or state regulatory authorities. Broker/Dealer shall promptly notify Distributor of any such demand or request, and shall afford Distributor and Golden American the opportunity to contest the same before providing records to any regulatory authorities.

D.   COMPENSATION

1. Pursuant to the Distribution Agreement between the Distributor and Golden American, Distributor shall cause Golden American to arrange for the payment of commissions to Broker/Dealer as compensation for the sale of Annuity Contracts sold by an agent or representative of Broker/Dealer. The amount of such compensation shall be based on a schedule to be determined by Golden American. Golden American should identify to Broker/Dealer with each such payment the name of the agent or representative of Broker/Dealer who solicited the Annuity Contract covered by the payment.

2. Neither Broker/Dealer nor any of its agents or representatives shall have any right to withhold or deduct any part of any premium it shall receive for purposes of payment of commission or otherwise. Neither Broker/Dealer nor any of its agents or representatives shall have an interest in any compensation paid by Golden American to Distributor, now or hereafter, in connection with the sale of Annuity Contracts hereunder.

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E.   COMPLAINTS AND INVESTIGATIONS

     Broker/Dealer and Distributor jointly agree to cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Annuity Contracts marketed under this Agreement. Broker/Dealer and Distributor further agree to cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to Broker/Dealer, Distributor, their affiliates and their agents or representatives to the extent that such investigation o proceeding is in connection with an Annuity Contract marketed under this Agreement. Broker/Dealer shall furnish applicable federal and state regulatory authorities with any information or reports in connection with its services under this Agreement which such authorities may request in order to ascertain whether Golden American's operations are being conducted in a manner consistent with any applicable law ore regulation.

F.   TERM OF AGREEMENT

1. This Agreement shall continue in force for one year from its effective date and thereafter shall automatically be renewed every year for a further one year period; provided that either party may unilaterally terminate this Agreement upon thirty (30) days written notice to the other party of its intention to do so.

2. Upon termination of this agreement, all authorizations, rights and obligations shall cease except (a) the agreements contained in Section C.8. and Section E hereof; (b) the indemnity set for the in Section G hereof; and (c) the obligations to settle accounts hereunder, including commission payments for Annuity Contracts in effect at the time of termination or issued pursuant to applications received by Broker/Dealer prior to termination.

G.   INDEMNITY

1. Broker/Dealer shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement.

2. Distributor agrees to indemnify and hold harmless Broker/Dealer and each officer or director of Broker/Dealer against any losses, claims, damages or liabilities, joint or several, to which Broker/Dealer or such officer or director may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact, required to be stated therein or necessary to make the statements therein not misleading, contained in the Prospectus or any amendment thereof provided by Golden American or by the Distributor.

3. Broker/Dealer agrees to indemnify and hold harmless Golden American and Distributor and each of their current and former directors and officers and each person if any, who controls or has controlled Golden American or Distributor within the meaning of the 1933 Act or the 1934 Act, against any losses, claims or damages or liabilities to which Golden American or Distributor and any such director or officer or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:
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     a.   Any verbal or written misrepresentations or any
          unlawful sales practices concerning Annuity Contracts by Broker/Dealer;

     b. Claims by agents or representatives or employees of Broker/Dealer for commissions, service fees, development allowances or other compensation or remuneration of any type; or

     c. The failure of Broker/Dealer, its officers, employees, or agents to comply with the provisions of this Agreement.

          Broker/Dealer will reimburse Golden American and Distributor and any director or officer or controlling person of either for any legal or other expenses reasonably incurred by Golden American, Distributor, or such director officer or controlling person in connection with investigating or defending any such loss, claims, damage liability or action. This indemnity agreement will be in addition to any liability which Broker/Dealer may otherwise have.

H.   ASSIGNABILITY

     This Agreement shall not be assigned by either party without the written consent of the other, and any assignment without such written consent shall be void.

I.   GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Attest:                       DIRECTED SERVICES, INC.



____________________          ______________________________




Attest:                       BROKER/DEALER




____________________          ______________________________
Secretary                     President

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